INITIAL SHARE PURCHASE AGREEMENT


         This Agreement is made as of the ___ day of _________, 2003 between Pioneer Funds Distributor, Inc. ("PFD"), a Delaware corporation, and Pioneer Municipal High Income Advantage Trust, a Delaware business trust (the "Trust").

         WHEREAS, the Trust wishes to sell to PFD, and PFD wishes to purchase from the Trust, $[ ] of common shares of beneficial interest of the Trust ([ ] shares at a purchase price of $_____ per share (collectively, the "Shares")); and

         WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, PFD is
delivering to the Trust a check in the amount of $[      ] in full payment for
the Shares.

         2. PFD agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date first set forth above.

                                        Pioneer Funds Distributor, Inc.



                                        Name:
                                        Title:



                                        PIONEER MUNICIPAL HIGH INCOME ADVANTAGE
                                        TRUST



                                        Name:
                                        Title: